Exhibit 99.2

Earnings Conference Call April 27, 2010

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the first quarter of 2010. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Revenues for Q1 were $23.9 million, an increase of approximately 3% compared to 1st quarter 2009. Q1 2010 was our 29th consecutive positive quarter in terms of operating income. Our business mix between banking, which provides higher volume/lower margin, and non-banking, which provides lower volume/higher margin, resulted in continuing healthy gross margin of 70% for Q1 2010. Our operating income was approximately 3% of revenue.

During the quarter, we sold an additional 438 new accounts, including 52 new banks, and 386 new enterprise and application security customers. This compares to the first quarter a year ago in which we sold 357 new accounts, including 51 banks and 306 enterprise security customers. We now have over 9,500 customers, including approximately 1,450 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

During the first quarter of 2010, our cash increased by 13% while our working capital balance decreased 1%. At March 31, 2010 our net cash balance was $76 million and we had approximately $86 million of working capital. This strong cash balance gives us the flexibility to invest in our growth now the economic storm seems to have abated.

The first quarter of 2010 was challenging due to prospects in the banking market delaying expenditures for new projects and current customers slowing down existing projects. Also contributing to the results was the very strong fourth quarter of 2009, which we believe impacted the number of transactions that normally would have occurred in the first quarter of 2010. Despite the results of the first quarter, we are encouraged by the number of new transactions that are in various stages of discussions or negotiation. We continue to believe that we will return to a trend of solid growth in 2010 over the comparable periods in 2009. We are also continuing to invest in the infrastructure and people needed to support growth in all of our markets as well as the launch of our authentication services business.

Our banking revenue for the first quarter of 2010 increased 2% over the first quarter of 2009. Our enterprise and application security markets, also referred to as non-banking, is growing steadily. Year-over-year, we had a growth of approximately 6% compared with Q1 2009. We believe this is an encouraging sign for the future growth of this market. We do not believe the results of Q1 are indicative of our performance for the remainder of the year. We expect to deliver stronger results as the year progresses.

Looking forward in the banking market, we are very active in the shift of electronic banking to include transaction signing. VASCO has a long history of providing strong authentication to the world’s leading banks – but fraud does not stop once an order is placed. More advanced attacks like Man-in-the Browser and Man-in-the Middle have become common – and banks are migrating to secure their transactions with our proven electronic signature functionality. We have been working closely with some of the world’s most respected banks to make our products more intuitive, cost effective, and user friendly. We think this effort will insure a successful transition to transaction signing.

As far as enterprise security is concerned, we have strengthened our position in the North American market by signing a distribution agreement with leading distributor Tech Data. We have also recently announced new products targeting the banking and SME markets such as DIGIPASS for Windows Mobile and we have added IDENTIKEY to our DIGIPASS Pack product line. We have also increased support for the channel by introducing expanded SEAL training with IDENTIKEY 3.1. e-learning.

In the application security market, VASCO continues to extend its leadership position within the growing online gaming market. During the past quarter, we kept strengthening our customer portfolio in this field. We are securing over one million online gamers in a market that is continuing to grow. We are pleased not only to be adding new gaming customers, but also competing on new projects throughout Asia, Europe, and the US. Our customers vary from MMOs (massive multiplayer online), online lotteries – and everything in between.

The increase in fraud within online gaming is creating additional opportunities for VASCO beyond our traditional markets. Most importantly it has validated our strategy to extend our position into other growing markets and expand our portfolio of products to include online services requiring authentication.

We continue to invest in our authentication services. We expect to launch the first phase of the product toward the end of the second quarter of 2010. Our investments to date have primarily been in engineering, but as the technical development of our service nears completion, we plan to invest in additional sales and marketing programs to introduce the service to our corporate customers in the first phase and to consumers in a second phase.

As always, we want to offer our customers the best possible products and services, today, next quarter and in the future.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Comments by Jan Valcke:

Thank you, Ken.

Ladies and gentlemen, the first quarter of 2010 confirms the trend that became visible in Q3 2009. The crisis has reached its bottom. However, recovery is slow, especially in the banking and financial markets, which has been and continues to be very important for VASCO’s revenue. Despite the slow return of the banking market, we are proud that Q1 2010 is profitable, with a limited year-over-year growth in revenue of 3%.

In the product field, VASCO continues to strengthen its offerings. By making DIGIPASS for Mobile available to Windows Mobile users and by adding IDENTIKEY to DIGIPASS Pack, we expanded the reach of our software and server offerings.

IDENTIKEY Server keeps gaining traction in the Enterprise Security market, enabling us to compete effectively in the larger enterprise niche.

In addition to our existing product offerings, VASCO announced DIGIPASS as a Service in Q1 2010. We expect the first phase of DIGIPASS as a Service to be available to our enterprise customers towards the end of Q2. Like most new products, we do not expect that DIGIPASS as a Service will have a significant impact on revenues in 2010.

As you may know, DIGIPASS as a Service was announced during our February 18 investor summit in New York. DIGIPASS as a Service represents VASCO’s in the cloud authentication business model and offers On Demand Identity and Transaction Security. With DIGIPASS as a Service, we will first target companies, organizations, and in a later phase consumers that want to secure the applications of their choice with best-of-breed DIGIPASS authentication.

In our markets, we see that our success in the non-banking market is growing worldwide. Our Enterprise business benefits from our investments in products and in the quality of our channel partners. Our channel network now includes some of the world’s largest distributors.

Our Application Security business experiences a lot of traction too.

As Ken told you, we are growing quickly in the gaming sector.

As I stated before, we believe that the financial crisis in the banking market has bottomed out, but we expect growth to be slow and somewhat “lumpy” in the short term. Our belief that the financial crisis has bottomed out is based on a significant increase in RFP’s coming from both existing and new customers. We believe that the bulk of these projects will materialize in the beginning of 2011.

In order to leverage our expertise in several vertical markets and increase the growth rate in the applications security market, we are consolidating our know how in several competence centers.

Currently, our competence centers are operational for:

•	the financial sector, including insurance, brokerage, mortgage and lending;

•	e-gaming and e-gambling;

•	Software as a Service

•	E-government

In the future, we will add more competence centers, as needed, to leverage our expertise in additional vertical application markets that we believe to be high growth markets.

VASCO is making progress in the retail sector too. In Belgium, our DIGIPASS 905 electronic ID-reader is available in many of the largest retail stores of the country, both physically and online. The expertise that we build in the consumer markets will be a great asset when we export this model to other geographic and vertical markets, AND when we bring DIGIPASS as a Service to the end user.

In order to support VASCO’s further growth, we need more people. We expect to hire approximately sixty additional employees in 2010, predominantly in sales and R&D. We need those people to have more feet on the street for sales purposes and to support our new DIGIPASS as a Service business model. We are well on track with these hiring programs.

As a conclusion, ladies and gentlemen, I want to tell you that it’s time to look at the future again. Growth might be limited in the short time, but the future of VASCO looks bright, thanks to its products, markets and people.

Thank you,

Introduce Cliff Bown:

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Thank you Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the first quarter of 2010 were $23.9 million, an increase of $740 thousand or 3% from the first quarter of 2009. The increase in revenue for the first quarter reflected a 2% increase from the Banking market and a 6% increase from the Enterprise and Application Security market.

The comparison of revenues in Q1 2010 to Q1 2009 benefited from the weaker U.S. dollar in 2010. We estimate that revenues were $824 thousand, or 4% higher than they would have been had the exchange rates in the first quarter of 2010 been the same as in the first quarter of 2009.

The distribution of our revenue in the first quarter of 2010 between our two primary markets was approximately 74% from the Banking and 26% from the Enterprise and Application Security. In the first quarter of 2009, approximately 75% came from the Banking and 25% came from Enterprise and Application Security.

The geographic distribution of our revenue in the first quarter of 2010 was approximately 68% from Europe, 9% from the U.S., 5% from Asia and the remaining 18% from other countries. For the first quarter of 2009, 71% of the revenue was from Europe, 5% was from the U.S., 12% from Asia and 12% was from other countries.

Gross profit as a percentage of revenue for the first quarter 2010 was approximately 70% and compares to 72% for first quarter of 2009. The decrease in gross profit as a percentage of revenue is primarily related to a higher non-product costs and an increase in card readers sold as a percentage of total revenue partially offset by an increase in non-hardware related revenues, an increase in the percentage of our revenue that came from the Enterprise and Application Security Market and the benefit from the impact of currency. Our non-hardware revenues were approximately 24% of total revenue in the first quarter of 2010 compared with 20% in the first quarter of 2009. As mentioned earlier, revenue from our Enterprise and Application Security market, which generally has margins that are 20 to 30 percentage points higher than the Banking Market, was 26% of our total revenue in Q1 2010 compared to 25% in Q1 2009.

Operating expenses for the first quarter of 2010 were $16.0 million, an increase of $4.0 million or 33% from the first quarter of 2009. The comparison of operating expenses for the two periods is significantly impacted by an adjustment made in the first quarter of 2009. In the first quarter of 2009, we reversed approximately $2.0 million of accruals that had been established in prior years for long-term, incentive-based compensation plans where it was no longer likely that the performance targets will be met. Including the adjustment, we reported a net benefit of $1.7 million related to equity incentive plans in the first quarter of 2009. In the first quarter of 2010, we recorded $533 thousand of expense related to awards under our equity incentive plans.

The comparison of operating expenses in Q1 2010 to Q1 2009 was also negatively impacted by the weaker U.S. dollar in 2010. We estimate that expenses were $820 thousand, or 5% higher, than they would have been had the exchange rates in the first quarter of 2010 been the same as in the first quarter of 2009.

Operating expenses increased one million one hundred twenty seven thousand dollars, or 17% in sales and marketing, $828 thousand or 34% in research and development, and two million twenty five thousand dollars or 77% in general and administrative when compared to the first quarter in 2009.

The majority of the increases in the sales and marketing and research and development areas were related to the 2009 benefit from the adjustment of the long-term incentive plan accruals and the negative impact of currency.

The increase in the general and administrative expenses not only reflected the 2009 benefit from the adjustment of the long-term incentive plan accruals and the negative impact of currency, but also the negative impact of increased bad debt related expenses. In 2010, we recorded approximately $340 thousand of incremental reserves for bad debts, which compares to a net recovery of previously reserved amounts of approximately $340 thousand in 2009.

Operating income for the first quarter of 2010 was $724 thousand, a decrease of $4.0 million, or 85%, from the first quarter of 2009.

Operating income as a percent of revenue, or operating margin, was 3% for first quarter of 2010 compared to 20% for the first quarter of 2009.

The Company reported income tax expense of $282 thousand for the first quarter of 2010 compared to $1.2 million for the first quarter in 2009. The effective tax rate was 33% for the first quarter of 2010 and compares to 25% as reported for the first quarter of 2009. The effective rates for both periods reflect our estimate of our full-year tax rate at the end of each respective period. The increase in the tax rate is primarily attributable to reduction in pretax profits. Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $1.5 million for the first quarter of 2010 and is 71% lower than the $5.3 million reported for the first quarter of 2009.

The makeup of our workforce as of March 31, 2010 was 309 people worldwide with approximately 160 in sales, marketing and customer support, 96 in research and development and 53 in general and administrative. The average headcount for the first quarter of 2010 was 8 persons or 3% lower than the average headcount for the first quarter of 2009.

Turning for a moment to the balance sheet, our net cash balance increased and our working capital decreased from December 31, 2009. During the first quarter of 2010, our cash balance increased by $8.5 million, or 13%, to $76.1 million from $67.6 million at December 31, 2009. Our working capital decreased $1.3 million or 1% from $87.6 million at December 31, 2009 to $86.3 million at March 31, 2010. We had no debt outstanding at either March 31, 2010 or December 31, 2009.

Finally, our Days Sales Outstanding in net accounts receivable decreased from 88 days at December 31, 2009 to 83 days at March 31, 2010. The decrease in DSO was primarily reflects the timing of when sales were made in the quarter.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Cliff

Ken Hunt: Closing Remarks

As I mentioned before, VASCO’s management team does not believe First Quarter’s results are indicative of what to expect for the rest of the year. We expect that our backlog will be improving based on more volume purchase agreements being closed.

At this time, I would like to reaffirm guidance from last quarter’s Earnings Conference Call.

•	First, we are reaffirming guidance that full-year 2010 revenue will grow from 15% to 20% over full-year 2009.

•	Second, we are reaffirming guidance that full-year 2010 operating income will be in a range between 5% to 10% of revenue.

This guidance reflects the Company’s strategy to continue its aggressive growth by investing in its people, our newly announced Digipass as a Service, or DaaS™, and the infrastructure necessary for long-term profitability. It also reflects our continued evolution to a more software-centric company with a focus on recurring revenues.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions,

Q&A Session:

Ladies and gentlemen, thank you for your attendance today. I look forward to your participation in our next Earnings Conference Call for Q2, 2010. As always, you can rely on VASCO’s people to do their very best!